                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           Astea International Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                           Astea International Inc.
                           455 Business Center Drive
                          Horsham, Pennsylvania 19044

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 13, 1999

                               ----------------

To the Stockholders of Astea International Inc.:

  The Annual Meeting of Stockholders of Astea International Inc., a Delaware corporation (the "Company"), will be held on Thursday, May 13, 1999 at 10:00 a.m., local time, at the Company's headquarters at 455 Business Center Drive, Horsham, Pennsylvania 19044, for the following purposes:

    1. To elect five (5) Directors to serve until the next Annual Meeting of Stockholders.

    2. To ratify the selection of Arthur Andersen LLP as independent auditors for the fiscal year ending December 31, 1999.

    3. To transact such other business as may properly come before the meeting or any adjournments thereof.

  Only stockholders of record at the close of business on March 19, 1999, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting.

  All stockholders are cordially invited to attend the meeting in person. To assure your representation at the meeting, however, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if such stockholder has returned a proxy.

                                          By Order of the Board of Directors

                                          /s/ Robert G. Schwartz, Jr.
                                          Robert G. Schwartz, Jr.
                                          Vice President, General Counsel and
                                           Secretary

Horsham, Pennsylvania
April 9, 1999


 WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                           Astea International Inc.
                           455 Business Center Drive
                          Horsham, Pennsylvania 19044

                               ----------------

                                PROXY STATEMENT

                               ----------------

                                 April 9, 1999

  Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of Astea International Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 13, 1999, at 10:00 a.m., local time, at the Company's headquarters at 455 Business Center Drive, Horsham, Pennsylvania 19044, or at any adjournments thereof (the "Annual Meeting").

  Only stockholders of record at the close of business on March 19, 1999 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. As of that date, 13,818,617 shares of Common Stock, $.01 par value per share (the "Common Stock"), of the Company were issued and outstanding. The holders of Common Stock are entitled to one vote per share on any proposal presented at the Annual Meeting. Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the Annual Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it at any time before it is exercised, by (1) filing with the Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (2) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Annual Meeting or (3) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

  The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

  In the election of Directors, the nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the Annual Meeting shall be elected as Directors. On all other matters being submitted to stockholders, an affirmative vote of a majority of the shares present or represented and voting on each such matter is required for approval. An automated system administered by the Company's transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-votes" are not so included.

  The persons named as attorneys in the proxies are officers of the Company. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted. In addition to the election of Directors, the stockholders will consider and vote upon a proposal to ratify the selection of auditors, as further described in this proxy statement. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications and will be voted FOR those proposals if no specification is indicated.

  The Board of Directors of the Company knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting (or any adjournments thereof) upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

  An Annual Report to Stockholders, containing financial statements for the fiscal year ended December 31, 1998, is being mailed together with this proxy statement to all stockholders entitled to vote. This proxy statement and the form of proxy were first mailed to stockholders on or about April 9, 1999.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

Nominees

  In accordance with the Company's By-Laws, the Company's Board of Directors is currently fixed at five (5) members. Zack B. Bergreen, Barry M. Goldsmith, Henry H. Greer, Charles D. LaMotta and Bruce R. Rusch are the current Directors. Messrs. Greer, Goldsmith and Rusch are independent Directors. The terms of the current Directors will expire at the Annual Meeting. All Directors will hold office until their successors have been duly elected and qualified or until their earlier resignation or removal.

  The Board of Directors has nominated and recommended Zack B. Bergreen, Barry
M. Goldsmith, Henry H. Greer, Charles D. LaMotta and Bruce R. Rusch to be elected to hold office until the 2000 annual meeting of stockholders. The Board of Directors knows of no reason why the nominees should be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of Director as the Board of Directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.

                       THE BOARD OF DIRECTORS RECOMMENDS
                    A VOTE "FOR" THE NOMINEES LISTED BELOW.

  The following table sets forth the nominees to be elected at the Annual Meeting and the year each such nominee was first elected a Director; the positions currently held by the nominee with the Company, if applicable; and the year the nominee's term will expire:

     Nominee's Name
    and Year Nominee
      First Became                       Position(s) with                  Year Current Term
       a Director                           The Company                       Will Expire
    ----------------                     ----------------                  -----------------
Zack B. Bergreen........ Chairman of the Board and Chief Executive Officer       1999
 (1979)
Charles D. LaMotta ..... President, Chief Operating Officer and Director         1999
 (1998)
Barry M. Goldsmith...... Director                                                1999
 (1999)
Henry H. Greer ......... Director                                                1999
 (1997)
Bruce R. Rusch ......... Director                                                1999
 (1994)

                OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth the current Directors and Director nominees to be elected at the Annual Meeting and the executive officers of the Company, their ages, and the positions currently held by each such person with the Company.

           Name            Age                       Position
           ----            ---                       --------
Zack B. Bergreen.........   53 Chairman of the Board and Chief Executive Officer

Charles D. LaMotta.......   56 President, Chief Operating Officer and Director

Barry M. Goldsmith.......   55 Director

Henry H. Greer(1)........   61 Director

Bruce R. Rusch(1)........   55 Director

John G. Phillips.........   39 Vice President, Chief Financial Officer and Treasurer

R. Scott Sander..........   55 Vice President, Sales, North America

Robert G. Schwartz, Jr...   33 Vice President, General Counsel and Secretary

--------
(1) Member of Audit Committee.

  Mr. Bergreen founded the Company in November 1979. From November 1979 to January 1998, he served as President, Treasurer and Director of the Company and was elected Chief Executive Officer and Chairman of the Board of Directors in April 1995. Since January 1998, when Mr. LaMotta was elected President and Chief Operating Officer, Mr. Bergreen has served as Chairman of the Board and Chief Executive Officer. Mr. Bergreen holds Bachelor of Science and Master of Science degrees in Electrical Engineering from the University of Maryland.

  Mr. LaMotta was elected President and Chief Operating Officer of the Company in January 1998 and was elected as a Director in February 1998. He previously served as President and Chief Executive Officer of SkillsBank Corp., an educational application software company, from September 1996 until January 1998, joining the Company after SkillsBank was acquired by The Learning Company. Between July 1991 and August 1996, Mr. LaMotta served in various senior management positions at Assessment Systems, Inc., most recently as Senior Vice President. Mr. LaMotta holds a Bachelor of Arts degree in Psychology from Lehigh University.

  Mr. Goldsmith joined the Company's Board of Directors in April 1999. He currently serves as Managing Director of Updata Capital, Inc. He is also Manager of Fallen Angel Capital, LLC, which is the general partner of Fallen Angel Equity Fund, L.P., which currently beneficially owns more than 5% of the shares of Common Stock of the Company. Mr. Goldsmith additionally serves on the boards of directors of Compuware Corporation, Dendrite International, Inc. and a private company.

  Mr. Greer joined the Company's Board of Directors in June 1997. He currently is a member of the Board of Directors of SEI Investments, an investment management company. Between 1990 and March 1999, Mr. Greer was the President and Chief Operating Officer of SEI Investments. Mr. Greer holds an AB in Economics from Dartmouth College.

  Mr. Rusch joined the Company's Board of Directors in February 1994. Since January 1995, Mr. Rusch has been the President and Chief Operating Officer of Analogic Corp., a manufacturer and vendor of medical equipment. From January 1993 to December 1994, Mr. Rusch was Corporate Group Vice President for Analogic Corp. Mr. Rusch has served as President and Chief Executive Officer of SKY Computers, Inc., a manufacturer and vendor of computer hardware. Mr. Rusch serves on the boards of directors of Analogic Corp. and Beacon Financial. Mr. Rusch holds a Bachelor of Science degree in Electrical Engineering from Bradley University and a Master of Business Administration degree from the University of Chicago.

  Mr. Phillips joined the Company as its Controller in March 1995 and was elected Vice President and Chief Financial Officer in May 1997 and Treasurer in January 1998. Before joining the Company, Mr. Phillips was the Vice President and Chief Financial Officer of HomeCareUSA, a medical equipment supplier, since September 1993. Mr. Phillips previously served in a number of management capacities at Decision Data, Inc. from July 1982 until August 1993. Mr. Phillips holds a Bachelor of Science degree in Accounting from St. Joseph's University.

  Mr. Sander joined the Company as its Vice President, Sales, North America, in May 1998. Before joining the Company, Mr. Sander served as National Sales Manager and later as Vice President, Business Development, at Assessment Systems, Inc. since 1993. Mr. Sander studied marketing at Miami University
(Ohio).

  Mr. Schwartz joined the Company as Associate General Counsel in September 1996 and was elected Vice President, General Counsel and Secretary of the Company in February 1997. From September 1992 through August 1996, Mr. Schwartz was an associate with the law firm of Goodwin, Procter & Hoar LLP. Mr. Schwartz holds a Bachelor of Arts degree in Political Science from Amherst College and a Juris Doctorate degree from Harvard Law School.

  The Company's By-Laws and Certificate of Incorporation provide for the Company's Board of Directors to be comprised of as many Directors as are designated from time to time by the Board of Directors. The Board is currently comprised of five members. Each Director holds office until the next annual meeting of stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

  Executive officers of the Company are elected by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of the executive officers or Directors of the Company.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

  The business and affairs of the Company are managed under the direction of its Board of Directors. The Board of Directors met eight times in person or by telephone during the fiscal year ended December 31, 1998. During fiscal 1998, each of the Directors attended at least 75% of the meetings of the Board of Directors and of all committees on which he served. The Board of Directors established an Audit Committee in May 1995. The Audit Committee of the Board of Directors, of which Messrs. Greer and Rusch are currently members, reviews with the Company's independent auditors the scope and timing of their audit services and any other services they are asked to perform, the auditor's report on the Company's financial statements following completion of their audit and the Company's policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee makes recommendations to the Board of Directors for the appointment of independent auditors for the ensuing year. The Audit Committee met once during the fiscal year ended December 31, 1998. The Board of Directors currently performs the functions of a compensation committee and has no nominating committee.

             MANAGEMENT AND PRINCIPAL HOLDERS OF VOTING SECURITIES

  The following table sets forth as of the Record Date: (i) the name of each person who, to the knowledge of the Company, owned beneficially more than 5% of the shares of Common Stock of the Company outstanding at such date; (ii) the name of each Director; and (iii) the name of each executive officer of the Company. The following table also sets forth as of the Record Date the number of shares owned by each of such persons and the percentage of the outstanding shares represented thereby, and also sets forth such information for Directors, nominees and executive officers as a group.

                  Name and Address                     Amount of    Percent of
                 of Beneficial Owner                  Ownership(1)   Class(2)
                 -------------------                  -----------   ----------
Zack B. Bergreen(3)..................................  6,791,000       49.1%
 c/o Astea International Inc.
 455 Business Center Drive
 Horsham, Pennsylvania 19044
Fallen Angel Equity Fund, L.P.(4)....................  1,953,000       14.1
 c/o Fallen Angel Capital, LLC
 960 Holmdel Road
 Holmdel, NJ 07733
Charles D. LaMotta(5)................................     75,000        *
Barry M. Goldsmith(4)................................  1,953,000(4)    14.1(4)
Henry H. Greer(6)....................................     16,778        *
Bruce R. Rusch(7)....................................     59,665        *
John G. Phillips(8)..................................     43,375        *
R. Scott Sander(9)...................................     25,000        *
Robert G. Schwartz, Jr.(10)..........................     23,750        *
All current Directors, nominees and executive          8,987,568       63.9
 officers as a group (8 persons)(4)(11)..............

--------
  * Less than 1% of the outstanding shares of Common Stock.
 (1) Except as noted in the footnotes to this table, each person or entity named in the table has sole voting and investment power with respect to all shares of Common Stock owned, based upon information provided to the Company by Directors, officers and principal stockholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and includes voting and investment power with respect to shares of Common Stock subject to options currently exercisable or exercisable within 60 days after the Record Date ("presently exercisable stock options").
 (2) Applicable percentage of ownership as of the Record Date is based upon 13,818,617 shares of Common Stock outstanding as of that date. Beneficial ownership is determined in accordance with the rules of the Commission and includes voting and investment power with respect to shares. Presently exercisable stock options are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.
 (3) Includes 1,734,964 shares of Common Stock held by trusts of which Mr. Bergreen and his wife are the only trustees, and 1,200,000 shares of Common Stock held by a family limited partnership of which Mr. Bergreen is the sole general partner.
 (4) As reported by Fallen Angel Equity Fund, L.P. under the Commission's
     Schedule 13D and Form 4. Mr. Goldsmith is Manager of Fallen Angel Capital, LLC, which is the general partner of Fallen Angel Equity Fund, L.P. Mr. Goldsmith disclaims beneficial ownership of the shares of Common Stock held by Fallen Angel Equity Fund, L.P.
 (5) Includes 75,000 shares of Common Stock issuable pursuant to presently exercisable stock options.

 (6) Includes 13,500 shares of Common Stock issuable pursuant to presently exercisable stock options.
 (7) Includes 59,665 shares of Common Stock issuable pursuant to presently exercisable stock options.
 (8) Includes 41,875 shares of Common Stock issuable pursuant to presently exercisable stock options.
 (9) Includes 25,000 shares of Common Stock issuable pursuant to presently exercisable stock options.
(10) Includes 23,750 shares of Common Stock issuable pursuant to presently exercisable stock options.
(11) Includes 238,799 shares of Common Stock issuable pursuant to presently exercisable stock options and 1,953,000 shares of Common Stock held by Fallen Angel Equity Fund, L.P.

                      COMPENSATION AND OTHER INFORMATION
                       CONCERNING DIRECTORS AND OFFICERS

Executive Compensation Summary

  The following table sets forth information concerning the compensation for services in all capacities to the Company for the fiscal years ended December 31, 1998, 1997, and 1996, of those persons who at December 31, 1998 were (i) the Chief Executive Officer, (ii) each of the four other most highly compensated executive officers of the Company in office who earned more than $100,000 in salary and bonus in fiscal 1998 (collectively, the "Named Executive Officers"), and (iii) a former executive officer of the Company who was not employed by the Company on December 31, 1998:

                          SUMMARY COMPENSATION TABLE

                                                           Long-Term
                              Annual Compensation        Compensation
                           ------------------------- ---------------------
                                                          Securities
        Name and                                          Underlying          All Other
   Principal Position      Year Salary ($) Bonus ($) Options (# of shares) Compensation ($)
   ------------------      ---- ---------- --------- --------------------- ----------------
Zack B. Bergreen.........  1998  $300,000        --              --            $69,600(1)
 Chairman of the Board     1997   300,000        --              --             52,200(1)
 and Chief Executive       1996   300,000        --              --             63,800(1)
 Officer

Charles D. LaMotta.......  1998   179,487   $75,000         600,000(2)              --
 President and Chief
 Operating Officer

John G. Phillips.........  1998   134,375    10,000         122,500(3)              --
 Vice President and Chief  1997   111,979     5,000          97,500(4)              --
 Financial Officer         1996    78,032    15,000          22,500(5)              --

R. Scott Sander..........  1998    90,102    32,204         200,000(6)              --
 Vice President, Sales,
  North America

Robert G. Schwartz, Jr...  1998   122,309    10,000          65,000(7)              --
 Vice President and        1997    95,019        --          60,000(8)              --
 General Counsel           1996    20,419        --          20,000(9)              --

Vance F. Brown(10).......  1998   100,000    37,971          50,000(11)         50,000(11)
 President, Bendata, Inc.  1997   171,971    47,510         160,000(12)             --
                           1996   105,917    74,331         100,000(13)        100,000(14)

--------
 (1) Includes premiums for term, split-dollar life insurance paid by the Company on behalf of the Named Executive Officer.
 (2) Represents an option granted in 1998 to purchase 300,000 shares of Common Stock, which was repriced later in 1998 (and therefore counted twice for purposes of this table). The Commission's regulations require that repriced options be reported as new grants in the year of repricing. See "--Option Grants in Last Fiscal Year" and "--Option Repricings."
 (3) Includes an option granted in 1998 to purchase 25,000 shares of Common Stock, and options to purchase an aggregate of 97,500 shares of Common Stock that were repriced later in 1998. The Commission's regulations require that repriced options be reported as new grants in the year of repricing. See "--Option Grants in Last Fiscal Year" and "--Option Repricings."
 (4) Includes options granted in 1997 to purchase 50,000 shares of Common Stock, and options to purchase an aggregate of 47,500 shares of Common Stock that were repriced separately in 1997. The Commission's regulations require that repriced options be reported as new grants in the year of repricing. See "--Option Grants in Last Fiscal Year" and "--Option Repricings."
 (5) Represents options to purchase an aggregate of 22,500 shares of Common Stock that were repriced in 1996. The Commission's regulations require that repriced options be reported as new grants in the year of repricing. See "--Option Grants in Last Fiscal Year" and "--Option Repricings."
 (6) Represents an option granted in 1998 to purchase 100,000 shares of Common Stock, which was repriced later in 1998 (and therefore counted twice for purposes of this table). The Commission's regulations require that repriced options be reported as new grants in the year of repricing. See "--Option Grants in Last Fiscal Year" and "--Option Repricings."
 (7) Includes an option granted in 1998 to purchase 15,000 shares of Common Stock, and options to purchase an aggregate of 50,000 shares of Common Stock that were repriced later in 1998. The Commission's regulations require that repriced options be reported as new grants in the year of repricing. See "--Option Grants in Last Fiscal Year" and "--Option Repricings."
 (8) Includes an option granted in 1997 to purchase 25,000 shares of Common Stock, and options to purchase an aggregate of 35,000 shares of Common Stock that were repriced later in 1997. The Commission's regulations require that repriced options be reported as new grants in the year of repricing. See "--Option Grants in Last Fiscal Year" and "--Option Repricings."
 (9) Includes an option granted in 1996 to purchase 10,000 shares of Common Stock,, which was repriced later in 1996. The Commission's regulations require that repriced options be reported as new grants in the year of repricing. See "--Option Grants in Last Fiscal Year" and "--Option Repricings."
(10) The Company sold Bendata, Inc. in September 1998. Accordingly, Mr. Brown is no longer an employee of the Company.
(11) Received as a change-in-control bonus in connection with the Company's sale of Bendata, Inc. in September 1998.
(12) Includes newly granted options to purchase 110,000 shares of Common Stock and options for 50,000 shares of Common Stock that were repriced in 1997. The Commission's regulations require that repriced options be reported as new grants in the year of repricing. See "--Option Grants in Last Fiscal Year" and "--Option Repricings."
(13) Includes newly granted options to purchase 50,000 shares of Common Stock and the repricing of those same options for 50,000 shares of Common Stock in 1996. The Commission's regulations require that repriced options be reported as new grants in the year of repricing. See "--Option Grants in Last Fiscal Year" and "--Option Repricings."
(14) Received as a change-in-control bonus in connection with the Company's acquisition of Bendata, Inc. in 1996.

Option Grants in Last Fiscal Year

  The following table sets forth each grant of stock options made during the year ended December 31, 1998 to each of the Named Executive Officers:

                                          Individual Grants                    Potential Realizable Value
                           ---------------------------------------------------         at Assumed
                            Number of      % of Total                          Annual Rates of Stock Price
                           Securities       Options                              Appreciation for Option
                           Underlying      Granted to    Exercise                       Terms(2)
                             Options      Employees in    Price     Expiration -----------------------------
Name                       Granted (#)    Fiscal Year  ($/Share)(1)    Date        5%($)         10%($)
----                       -----------    ------------ ------------ ---------- -------------  --------------
Zack B. Bergreen.........         --           --           --            --             --             --

Charles D. LaMotta.......   New Grant
                              300,000(3)        36%       $1.88(4)    2/11/08             (5)            (5)
                            Repricing
                              300,000(4)      N.A.         1.69(4)    2/11/08  $     318,850  $     808,027

John G. Phillips.........   New Grant
                               25,000(3)         3%        2.88(4)    5/14/08             (5)            (5)
                           Repricings
                               22,500(4)      N.A.         1.69(4)    10/5/05         15,480         36,075
                               25,000(4)                   1.69(4)    2/24/07         23,294         57,373
                               25,000(4)                   1.69(4)   12/31/07         23,294         57,373
                               25,000(4)                   1.69(4)    5/14/08         26,571         67,336

R. Scott Sander..........   New Grant
                              100,000(3)        12%        2.88(4)    5/14/98             (5)            (5)
                            Repricing
                              100,000(4)      N.A.         1.69(4)    5/14/98        106,283        269,342

Robert G. Schwartz, Jr...   New Grant
                               15,000(3)         2%        2.00(4)    2/11/08             (5)            (5)
                           Repricings
                               10,000(4)      N.A.         1.69(4)    9/13/06          8,070         19,327
                               25,000(4)                   1.69(4)    2/24/07         23,294         57,373
                               15,000(4)                   1.69(4)    2/11/08         15,942         40,401

Vance F. Brown...........   New Grant
                               50,000(6)         6%        2.47       8/11/08         77,668        196,827

--------
(1) The exercise price per share of each option was determined by the Board of Directors to be equal to the fair market value per share of Common stock at the date of grant.
(2) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the market value of the Company's Common Stock on the date of option grant over the term of the options. These numbers are calculated based on rules promulgated by the Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Company's Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.
(3) Options vest in four equal annual installments.
(4) On September 11, 1998, the Board of the Directors elected to reprice the exercise price per share of each outstanding stock option held by employees of the Company to $1.69, the fair market value per share of Common stock at the date of repricing. Although these options may not have been granted in 1998, the Commission's regulations require that repriced options be reported as new grants in the year of repricing.

    See "--Option Repricings" and "--Board Report on Executive Compensation."
(5) Since this option was repriced in 1998, its potential realizable value is based on the new $1.69 exercise price and is included below in this column.
(6) Options vest in two equal annual installments.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

  The following table sets forth, for each of the Named Executive Officers, information with respect to the exercise of stock options during the year ended December 31, 1998 and the year-end value of unexercised options:

                                                                                 Value of Unexercised
                             Shares                 Numbers of Unexercised     In-the-Money Options at
                           Acquired on    Value       Options at Year End              Year End
Name                       Exercise(#) Realized($) Exercisable/Unexercisable Exercisable/Unexercisable(1)
----                       ----------- ----------- ------------------------- ----------------------------
Zack B. Bergreen.........      --          --                       --                     --

Charles D. LaMotta.......      --          --               0 / 300,000                $0 / $0

John G. Phillips.........      --          --           29,375 / 68,125                  0 / 0

R. Scott Sander..........      --          --               0 / 100,000                  0 / 0

Robert G. Schwartz, Jr...      --          --           13,750 / 36,250                  0 / 0

Vance F. Brown...........      --          --               210,000 / 0                  0 / 0

--------
(1) Value is based on the difference between the option exercise price and the fair market value of the Company's Common Stock at December 31, 1998, the fiscal year-end ($1.69 per share), multiplied by the number of shares underlying the option.

Option Repricings

  The following table sets forth, for each Executive Officer of the Company, information with respect to the repricing of stock options during the past ten years:

                                        Number of
                                       Securities  Market Price                             Length of Original
                                       Underlying  of Stock at  Exercise Price                 Option Term
                                         Options     Time of      at Time of   New Exercise Remaining at Date
          Name               Date      Repriced(#) Repricing($)  Repricing($)    Price($)      of Repricing
          ----             --------    ----------- ------------ -------------- ------------ ------------------
Charled D. LaMotta.......   9/11/98      300,000      $1.69         $1.88         $1.69          10 years

John G. Phillips.........   9/11/98       47,500       1.69          2.52          1.69           7 years
                            9/11/98       25,000       1.69          1.91          1.69           9 years
                            9/11/98       25,000       1.69          2.88          1.69          10 years
                             4/4/97(1)    22,500       2.52          5.50          2.52           8 years
                             4/4/97(1)    25,000       2.52          5.13          2.52          10 years
                           10/29/96(1)    22,500       5.50         17.25          5.50           9 years

R. Scott Sander..........   9/11/98      100,000       1.69          2.88          1.69          10 years

Robert G. Schwartz, Jr...   9/11/98       50,000       1.69          2.52          1.69           9 years
                             4/4/97       25,000       2.52          5.13          2.52          10 years
                             4/4/97       10,000       2.52          5.50          2.52           9 years
                           10/29/96(1)    10,000       5.50          6.50          5.50          10 years

Per Edstrom(2)...........   9/11/98       55,000       1.69          2.52          1.69           8 years
                             4/4/97       55,000       2.52          5.50          2.52           9 years
                           10/29/96(1)    35,000       5.50          5.62          5.50          10 years
                           10/29/96(1)    20,000       5.50          5.62          5.50          10 years

                                        Number of
                                       Securities  Market Price                             Length of Original
                                       Underlying  of Stock at  Exercise Price                 Option Term
                                         Options     Time of      at Time of   New Exercise Remaining at Date
          Name               Date      Repriced(#) Repricing($)  Repricing($)    Price($)      of Repricing
          ----             --------    ----------- ------------ -------------- ------------ ------------------
Vance F. Brown(3)........    4/4/97      50,000        2.52          5.50          2.52           9 years
                           10/29/96(1)   12,000        5.50          7.75          5.50           9 years
                           10/29/96(1)   38,000        5.50          7.75          5.50          10 years

Leonard W. von Vital(4)..    4/4/97      20,000        2.52          5.50          2.52           8 years
                             4/4/97      25,000        2.52          5.13          2.52          10 years
                           10/29/96      20,000        5.50         17.25          5.50           9 years

Kevin Roche(5)...........    4/4/97      10,000        2.52          5.50          2.52           8 years
                             4/4/97      20,000        2.52          5.13          2.52          10 years
                           10/29/96(1)   10,000        5.50         17.25          5.50           9 years

Caesar J. Belbel(6)......  10/29/96      10,000        5.50         17.25          5.50           9 years

Avner Schneur(7).........  10/29/96       5,000        5.50         17.25          5.50           9 years

Dianne Durkin(8).........  10/29/96      50,000        5.50         27.50          5.50           9 years

--------
(1) Repricing occurred when the officer was not yet an Executive Officer.
(2) Mr. Edstrom resigned from the Company in connection with the Sale of Abalon AB on December 31, 1998.
(3) Mr. Brown is the President of Bendata, Inc., which the Company sold on September 4, 1998.
(4) Mr. Von Vital resigned from the Company on May 6, 1998.
(5) Mr. Roche resigned from the Company on January 2, 1998.
(6) Mr. Belbel resigned from the Company in 1997.
(7) Mr. Schneur resigned from the Company in 1997.
(8) Ms. Durkin resigned from the Company in 1996.

Employment Agreements and Severance Arrangements with Executive Officers

  The Company has not entered into employment agreements with any of its current Executive Officers.

Board Report on Executive Compensation

  This report is submitted by the Board of Directors of the Company (the "Board"); the Company's Compensation Committee was not active in 1998. The Board is responsible for developing the compensation programs that relate to the Company's executive officers, senior management and other key employees and for establishing the specific short- and long-term compensation elements thereunder. The Board also oversees the general compensation structure for all of the Company's employees. In addition, the Board currently administers the Company's 1991 Amended Non-Qualified Stock Option Plan, 1994 Amended Stock Option Plan, 1997 Stock Option Plan, 1998 Stock Option Plan and 1995 Employee Stock Purchase Plan.

  The principal objective of the Company's executive compensation program is to enhance the Company's short-term and long-term financial results for the benefit of the Company's stockholders. To achieve this objective, the Company's executive compensation program is designed to provide levels of compensation that assist the Company in attracting, motivating and retaining qualified executive officers and aligning their financial interests with those of the Company's stockholders by providing a competitive compensation package based on corporate and individual performance. In addition, the Company performs periodic reviews of its executive compensation program to confirm the competitiveness of its overall executive compensation package as compared with companies which compete with the Company for prospective employees possessing skills necessary for developing, manufacturing and marketing successful high technology products and associated services.

  Compensation under the Company's executive compensation program consists of three principal elements: (i) cash compensation in the form of base salary,
(ii) annual incentive compensation in the form of cash bonuses, and (iii) long-term incentive awards in the form of stock option grants. In addition, the compensation program is comprised of various benefits, including medical and insurance plans, and the Company's 1995 Employee Stock Purchase Plan and 401(k) profit sharing plan with matching Company contributions, which are generally available to all employees of the Company.

  Base Salary. Compensation levels for each of the Company's executive officers, including the Chief Executive Officer, are generally set within the range of salaries that the Board believes are paid to executive officers with comparable qualifications, experience and responsibilities at similar companies. In setting compensation levels, the Board seeks to align total executive compensation levels with corporate performance. Accordingly, base salary levels are set at what the Board believes are at the low-end of base salaries paid to executive officers with comparable qualifications, experience and responsibilities at similar companies, while endeavoring to provide relatively higher incentive award opportunities. In addition, the Board generally takes into account such factors as (i) the Company's past financial performance and future expectations, (ii) business unit performance and future expectations, (iii) individual performance and experience and (iv) past salary levels. The Board does not assign relative weights or rankings to these factors, but instead makes an informed, but ultimately subjective, determination based upon the consideration of all of these factors as well as the progress made with respect to the Company's long-term goals and strategies. Generally, salary decisions for the Company's executive officers other than the Chief Executive Officer are made by the Board near the beginning of each calendar year based on recommendations of the Chief Executive Officer.

  Fiscal 1998 base salaries were determined after considering the base salary level of the executive officers in prior years, and taking into account for each executive officer the amount of base salary as a component of total compensation. Base salary, while reviewed annually, is only adjusted as deemed necessary by the Board in determining total compensation to each executive officer. Base salary levels for each of the Company's executive officers, other than the Chief Executive Officer, were also based strongly upon evaluations and recommendations made by the Chief Executive Officer. The Board of Directors believes that fiscal 1998 base salary levels for each of the Named Executive Officers named in the Summary Compensation Table were slightly below the median salary levels for the comparable position with respect to each such executive officer at comparable companies.

  Incentive Compensation. Each executive officer is eligible to receive a cash bonus at the end of the fiscal year based upon the Company's performance according to predetermined standards and formulas. Additional bonuses may be awarded during the fiscal year to reward an executive officer for superior individual or business-unit performance. In 1998, because the Company was not profitable, no cash bonuses were awarded based on Company performance. However, with respect to fiscal 1998, certain Named Executive Officers received bonuses for individual or business-unit performance. Specifically, Mr. LaMotta received bonuses aggregating $75,000 for achievement of certain personal objectives according to the terms of his employment offer letter; Messrs. Phillips and Schwartz each received $10,000 for their efforts in connection with the sale of the Company's Bendata, Inc. and Abalon AB subsidiaries in 1998; and Mr. Sander, the Company's Vice President of Sales, received cash commissions of $32,204 based on the achievement of Company sales targets. In addition, Mr. Brown, President of the Company's former Bendata, Inc. subsidiary, received cash bonuses of $37,971 based on financial performance of his business unit during the first six months of 1998, and he received an additional incentive bonus of $50,000 in connection with the sale of Bendata, Inc.

  Stock Options. Stock options are the principal vehicle used by the Company for the payment of long-term compensation, to provide a stock-based incentive to improve the Company's financial performance, and to assist in the recruitment, motivation and retention of key professional and managerial personnel. Long-term incentive compensation in the form of stock options enables officers to share in the appreciation of the value of the Company's Common Stock. The Board of Directors believes that such long-term stock option participation more closely aligns the interests of the executive officers with those of the stockholders by encouraging executive officers to enhance the value of the Company. In addition, the Board of Directors believes that equity ownership by executive officers helps to balance the short-term focus of annual incentive compensation with a longer-term view that may support the retention of key executive officers.

  The Company's stock option plans have been administered by the Board since January 1997. The Board periodically grants new options to provide continuing incentives for future performance. When establishing stock option grant levels, the Board considers existing levels of stock ownership, previous grants of stock options, vesting schedules of outstanding options and the current price of the Company's Common Stock.

  During the fiscal year ended December 31, 1998, options to purchase an aggregate of 485,000 shares of Common Stock were awarded to the Company's executive officers. Options granted during and with respect to fiscal 1998 were granted at an exercise price per share equal to the fair market value of the Common Stock. For additional information regarding the grant of options, see the table under the heading "Option Grants in Last Fiscal Year."

  Other Benefits. The Company also has various broad-based employee benefit plans. Executive officers participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. The Company offers an employee stock purchase plan, under which employees may purchase Common Stock at a discount, and a 401(k) profit sharing plan, which permits employees to invest in a variety of funds on a pre-tax basis and includes partially matching Company contributions. The Company also maintains insurance and other benefit plans for its employees.

  Compensation of Chief Executive Officer. In fiscal 1998, the Company's President and Chief Executive Officer, Zack B. Bergreen, received total salary of $300,000. Mr. Bergreen's base compensation, which has not increased since 1994, was based on an assessment of salaries believed by the Board to be paid to chief executive officers at comparable companies, as well as an assessment of Mr. Bergreen's qualifications, performance and expected contributions to the Company's future growth. Mr. Bergreen received no cash bonus or stock option awards during or with respect to fiscal 1998.

  Tax Deductibility of Executive Compensation. Section 162(m) of the Code limits the tax deduction to $1 million for compensation paid to any of the executive officers, unless certain requirements are met. The Board has considered these requirements and the related regulations. It is the present intention of the Board that, so long as it is consistent with its overall compensation objectives, substantially all executive compensation shall be deductible for federal income tax purposes.

  Option Repricing. After continued decline in the Common Stock's market value, the Company's Board of Directors determined that outstanding stock options held by the Company's employees, most of which carried an exercise price of $2.52 since 1997, would not serve their intended purpose of motivating employees to work diligently for the long-term benefit of the Company and its stockholders. Accordingly, on September 11, 1998, the Board of Directors voted to reduce the exercise price of the stock options held by employees to $1.69, the then-current market price of the Company's Common Stock.

  Respectfully submitted by the following Members of the Board of Directors.

            Zack B. Bergreen
            Charles D. LaMotta
            Henry H. Greer
            Bruce Rusch

Board Interlocks and Insider Participation

  No executive officer of the Company served as a member of the compensation committee of another entity (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors), one of whose executive officers served as a Director of the Company. Other than Mr. Bergreen and Mr. LaMotta, no person who served as a member of the Board was, during the fiscal year ended December 31, 1998, simultaneously an officer, employee or consultant of the Company or any of its subsidiaries. Messrs. Bergreen and LaMotta did not participate in any Company determination of their own personal compensation matters.

Compensation of Directors

  Directors who are not employees of the Company receive a fee of $1,000 for attendance at each regular and special meeting of the Board of Directors, and are also reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings. Non-Employee Directors may elect to receive, in lieu of the foregoing cash compensation, unrestricted shares of Common Stock of the Company; shares of Common Stock in lieu of cash compensation are acquired at the fair market value of the Common Stock on the last day of the calendar quarter during which the cash compensation was earned and foregone. Non-employee Directors are also eligible to receive annual stock option grants under the Company's 1995 Non-Employee Director Stock Option Plan. Directors who are employees are not compensated for their service on the Board of Directors or any committee thereof.

                            STOCK PERFORMANCE GRAPH

  The following graph compares the percentage change in the cumulative total stockholder return on the Company's Common Stock during the period from the Company's initial public offering on July 27, 1995 through December 31, 1998, with the cumulative total return on (i) an SIC Index that includes all organizations in the Company's Standard Industrial Classification (SIC) Code 7372-Prepackaged Software and (ii) the Nasdaq Market Index. The comparison assumes that $100 was invested on July 27, 1995 in the Company's Common Stock at the initial public offering price and in each of the foregoing indices, and assumes reinvestment of dividends, if any.

Index Description         7/27/95   12/29/95   12/31/96   12/31/97   12/31/98
Astea International
  Inc.(1)                 $100.00    $152.50     $37.93     $12.73     $11.27
Nasdaq Index              $100.00    $102.74    $127.67    $156.17    $220.26
SIC Code 7372 Index       $100.00    $106.67    $141.79    $180.47    $303.26

----------------
(1) Prior to July 27, 1995, the Company's Common Stock was not publicly traded. Comparative data is provided only for the period since that date. This graph is not "soliciting material," is not deemed filed with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing. The stock price performance shown on the graph is not necessarily indicative of future price performance. Information used on the graph was obtained from Media General Financial Services, Richmond, Virginia, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

                                  PROPOSAL 2

                    RATIFICATION AND SELECTION OF AUDITORS

  The Board of Directors has selected the firm of Arthur Andersen LLP, independent certified public accountants, to serve as auditors for the fiscal year ending December 31, 1999. Arthur Andersen LLP has served as the Company's accountants since March 1995. It is expected that a member of Arthur Andersen LLP will be present at the Annual Meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THIS
                                  SELECTION.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's Directors, executive officers and holders of more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by regulations of the Commission to furnish the Company with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended December 31, 1998 and written representations from certain Reporting Persons, the Company believes that all Reporting Persons complied with all
Section 16(a) filing requirements in the fiscal year ended December 31, 1998, except that Mr. Bergreen inadvertantly filed a Form 4 report approximately four months late relating to a series of purchases and simultaneous gifts to his emancipated children of an aggregate of 20,000 shares of Common Stock, and a Form 4 report approximately one month late relating to a series of purchases and simultaneous gifts to his emancipated children of an aggregate of 7,000 shares of Common Stock.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual meeting of stockholders of the Company must be received by the Company's Secretary not later than December 11, 1999. Any such proposal must comply with the rules and regulations of the Commission. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt requested to Astea International Inc., 455 Business Center Drive, Horsham, Pennsylvania 19044, Attention: Secretary.

                           EXPENSES AND SOLICITATION

  The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting the stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation.

                            ASTEA INTERNATIONAL INC.
                  BOARD OF DIRECTORS PROXY FOR ANNUAL MEETING
             OF STOCKHOLDERS AT 10:00 A.M., THURSDAY, MAY 13, 1999
             455 BUSINESS CENTER DRIVE, HORSHAM, PENNSYLVANIA 19044

     The undersigned stockholder of Astea International Inc. (the "Company") hereby appoints Zack B. Bergreen and John G. Phillips, or either of them, as proxies, each with full powers of substitution, to vote the shares of the undersigned at the above-stated Annual Meeting and at any postponements or adjournments thereof, on the following proposals:





                (Continued and to be signed on the reverse side)




--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE
                                                               your votes as
                                                               indicated in  [X]
                                                               this example

                                       FOR all nominees       WITHHOLD AUTHORITY
                                     (except as provided       to vote for all
                                     to the contrary below)        nominees

Election of Zack B. Bergreen,                [_]                     [_]
Barry M. Goldsmith, Henry H. Greer,
Charles D. LaMotta and Bruce R. Rusch
as Directors.

Instruction: to withhold authority to vote for any individual nominee, write that nominee's name here):

--------------------------------------------------------------------------------
                                                     FOR     AGAINST    ABSTAIN
(2) Ratification of the selection of Arthur
    Andersen LLP as independent auditors for the     [_]       [_]        [_]
    fiscal year ending December 31, 1999.

In their discretion, the proxies are, and each of them is authorized to vote upon such other business or matters as may properly come before the meeting or any postponements or adjournments thereof.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THIS AND THE REVERSE SIDE. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ITEMS (1) OR (2), THIS PROXY WILL BE VOTED "FOR" SUCH ITEM. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

     Receipt herewith of the Company's Annual Report and Notice of Meeting and Proxy Statement, dated April 9, 1999 is hereby acknowledged.

     PLEASE SIGN, DATE AND MAIL TODAY

(Signature(s) of Shareholder(s)) ___________________________ Dated _________1999
(joint owners must EACH sign, Please sign EXACTLY as your name(s) appears(s) on this card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title.)


--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE